ARTICLES OF MERGER
                               OF
                       EMC ENERGIES, INC.
                     (A Wyoming Corporation)

                              INTO

                       EMC ENERGIES, INC.
                     (A Nevada Corporation)

     The Undersigned, being sole Director of EMC Energies, Inc., a Wyoming Corporation, and the sole officer and director of EMC Energies, Inc., a Nevada Corporation, hereby certify as follows:

         1. A merger for the purpose of changing domicile has been approved by the Board of Directors of EMC Energies, Inc., a Wyoming corporation, and EMC Energies, Inc., a Nevada corporation. The Plan of Merger is located at the registered office of the surviving corporation.

         2. Shareholders owning 5,000,000 of the shares of common stock of EMC Energies, Inc., a Wyoming corporation, voted in favor of such merger on January 27, 2000, which number of shares is a majority of the 7,069,972 shares outstanding and are sufficient in number for approval. The sole shareholder of EMC Energies, Inc., a Nevada corporation, voted for such a plan of merger on January 27, 2000.

         3. EMC Energies, Inc., a Nevada corporation, hereby agrees that it will promptly pay to the dissenting shareholders, if any, of EMC Energies, Inc., a Wyoming corporation, the amount, if any, to which they shall be entitled under the provisions of the Wyoming Corporation Statutes with respect to the rights of dissenting shareholders.


         Effective the 27h  day of January, 2000.

EMC ENERGIES, INC.                      EMC ENERGIES, INC.
A Wyoming Corporation                   A Nevada Corporation



By: _____/s/__________________          By: ______/s/__________________
  Jennifer Ngo, President/Secretary          Jennifer Ngo, President/Secretary